Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS FROM CONTINUING OPERATIONS:

•
FOURTH QUARTER REVENUE OF $128 MILLION; UP SLIGHTLY SEQUENTIALLY
•
FOURTH QUARTER OPERATING INCOME OF $16 MILLION; EX-ITEMS OF $15 MILLION, UP 10% SEQUENTIALLY
•
FOURTH QUARTER OPERATING MARGIN, EX-ITEMS, OF 12% WITH SEQUENTIAL INCREMENTAL MARGINS EXCEEDING 80%, DRIVEN BY PRODUCTION ENHANCEMENT
•
FOURTH QUARTER GAAP EPS OF $0.14; EX-ITEMS, $0.20
•
FOURTH QUARTER CASH FROM OPERATIONS OF $13.2 MILLION
•
FOURTH QUARTER FREE CASH FLOW OF $11.2 MILLION
•
FOURTH QUARTER NET DEBT REDUCED BY $11.7 MILLION SEQUENTIALLY
•
COMPANY ANNOUNCED DELISTING FROM EURONEXT AND REDOMESTICATION TO THE U.S.
•
COMPANY ANNOUNCES Q1 2023 QUARTERLY DIVIDEND

AMSTERDAM (1 February 2023) - Core Laboratories N.V. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported fourth quarter 2022 revenue of $127,600,000. Core’s operating income was $15,600,000, with diluted earnings per share ("EPS") of $0.14, all in accordance with U.S. generally accepted accounting principles ("GAAP"). The financial results for the fourth quarter of 2022 include a non-cash adjustment of $1,900,000, decreasing stock compensation expense associated with performance share awards that vested during the quarter. Operating income, ex-items, a non-GAAP financial measure, was $14,700,000, yielding operating margins of 12%, and EPS, ex-items, of $0.20. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

For 2022, Core’s revenue of $489,700,000 increased 4% from the prior year. Core’s full-year revenue was adversely impacted by the devaluation of the Euro and British Pound when translated into U.S. dollars. Using a constant U.S. dollar exchange rate, 2022 revenue would have been approximately $12,800,000 higher. In addition, Core’s 2022 revenue was also adversely impacted by the Russia-Ukraine conflict. Across Core’s European, Russian and Ukrainian operations, activity declined due to disruptions in crude-oil trading patterns, causing the Company’s crude-oil assay and derived product testing revenue and product sales to decline in excess of $10,000,000 year-over-year. The combined impact of these currency fluctuations and geopolitical factors adversely impacted 2022 revenue by approximately $22,800,000 year-over-year, substantially offsetting international growth in other regions.

Core’s CEO, Larry Bruno stated, “First, our thoughts remain with our Ukrainian employees and their families during the on-going conflict. Despite the challenges posed by currency and geopolitical conflict, Core's results during the fourth quarter of 2022 displayed continued positive momentum, as we achieved sequential improvement in revenue, operating income, operating margins and EPS, with strong incremental margins. These improvements translated into higher free cash flow (“FCF”), which enabled the Company to decrease net debt by $11,700,000 or 7%, sequentially. Core remains intently focused on executing against its key financial and operational strategies, including 1) reducing debt and strengthening our balance sheet, as well as 2) consistently pursuing efficiencies and the introduction of new technologies. For 2023, Core sees the continuation of a multi-year recovery cycle for the oil and gas industry led by improvement in both onshore and offshore client activity across our global operations, although the Russia-Ukraine conflict continues to create volatility and uncertainties to growth prospects in Europe, Russia and Ukraine."

Voluntary Delisting from Euronext and Redomestication to the United States

On 4 November 2022, Core Lab announced its decision to voluntarily delist its shares from Euronext Amsterdam, and the last trading day for the Company’s shares on the Euronext was 2 December 2022. The Company’s shares continue to trade on the New York Stock Exchange under the symbol “CLB”.

Following the delisting of the shares, on 17 January 2023, Core Lab announced plans to reorganize the Company’s corporate structure, resulting in the redomestication of the parent company from the Netherlands to the United States (the “Redomestication”). The Company and its Board believes that the Redomestication will enhance shareholder value over the long-term through simplifying the corporate structure, improving operational efficiencies and reducing administrative costs. The Redomestication, if approved by the Company's shareholders, will change the Company’s jurisdiction of organization from the Netherlands to the State of Delaware.

Benefits of the Redomestication include: (i) a reduction in the corporate footprint and regulatory requirements associated with preparing duplicative audited financial statements and other reporting obligations, (ii) improved efficiencies and opportunities in the Company’s corporate treasury, cash management, risk management and tax functions, and (iii) a simplified and more efficient tax structure.

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the U.S. Reservoir Description revenue in the fourth quarter of 2022 was $78,100,000, down slightly sequentially and year-over-year. Geopolitical sanctions that became effective during the fourth quarter of 2022, further disrupted trading patterns of crude oil and derived products in Europe, Russia and Ukraine. As a result, the demand for laboratory services in the fourth quarter of 2022 was adversely impacted, offsetting revenue growth in other international regions. Operating income for the fourth quarter of 2022 on a GAAP basis was $6,800,000, while operating income, ex-items, was $6,000,000, yielding operating margins of 8%.

Reservoir Description revenue for 2022 was adversely impacted by the devaluation of the Euro and British Pound when translated into U.S. dollars. Using a constant U.S. dollar exchange rate, Reservoir Description 2022 revenue would have been approximately $12,000,000 higher. For 2022, revenue was also adversely impacted by the Russia-Ukraine conflict, declining over $9,000,000 compared to 2021. Combined, these two factors adversely impacted Reservoir Description 2022 revenue by approximately $21,000,000, substantially offsetting international growth in other regions.

During the fourth quarter of 2022, under the direction of a South American National Oil Company, Core Lab conducted a series of Enhanced Oil Recovery (“EOR”) and flow assurance studies for a multi-well onshore program using CO2-rich injection gases. The studies determined the impact of blending these CO2-rich gases with reservoir fluids and provided the basis for advanced equation-of-state modelling. While defining the gas injection parameters for a successful field application are critical to improving crude oil recoveries, operators must simultaneously mitigate the flocculation of asphaltenes that result from CO2 injection, and which, can erase such gains. CO2 injection projects reflect a globally expanding interest in EOR and Carbon Capture and Storage technologies. When properly evaluated with rigorous laboratory testing, injecting CO2 into hydrocarbon-bearing subsurface formations can simultaneously improve oil recovery and reduce CO2 emissions.

Also, during the fourth quarter of 2022, Core received both reservoir fluid and reservoir rock samples from Talos Energy Inc.’s Deepwater Gulf of Mexico Lime Rock and Venice prospects. Leveraging Core’s experience with prior successful Gulf of Mexico drilling campaigns, the Company was able to quickly implement laboratory analytical protocols to fast-track results and evaluate reservoir potential within days of receiving the samples. The analytical results provided key reservoir parameters including: 1) an assessment of the pore system and fluid flow properties of these high-quality sandstone strata, 2) measurement of the crude oil and natural gas saturations in the recovered rocks, and 3) determination of key reservoir fluid properties such as the gas-oil ratio, and with the composition of the hydrocarbons. Talos’ experts incorporated these parameters into their assessment of the commercial viability of these prospects. Core’s proprietary high pressure, high temperature, full visualization Pressure-Volume-Temperature technologies, along with the Company's extensive database of producing reservoirs in the Gulf of Mexico, helped Talos in this successful drilling program.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional, tight-oil reservoirs in the U.S., as well as conventional projects across the globe, posted fourth quarter 2022 revenue of $49,400,000, increasing over 5% sequentially and 10% year-over-year. Operating income on a GAAP basis was $7,900,000, while operating income, ex-items, was $7,700,000, yielding operating margins of 16% and sequential incremental margins, ex-items, in excess of 100%. In addition, Core’s proprietary diagnostic services grew over 22% sequentially and 17% year-over-year.

During the fourth quarter of 2022, a U.S.-based operating company expressed the need to overcome injectivity challenges in their saltwater disposal wells. Cost-effective disposal of produced frac fluid is critical to the financial success of unconventional resources. Reservoir modeling determined that to optimize injection efficiencies, 14 zones dispersed across a 1,700 ft lateral wellbore needed to be perforated simultaneously in an over-balanced pressure configuration. Core Lab provided a customized solution for this challenging technical problem by combining its proprietary Pulse Wave™ Tubular Conveyed System with its proprietary HERO® Hard Rock energetics. Pulse Wave™ uses a unique energy transfer technology that can trigger multiple, unevenly-spaced perforating guns in a single downhole trip, eliminating the need for inert spacer guns between live guns to create a continuous communication string.

Eliminating the need for spacer guns reduces material cost and significantly reduces the rig time required to deploy the system. The HERO® Hard Rock energetic technology uses an advanced, patented, liner material technology that yields debris-free perforations, while also providing deep penetration and more effective flow efficiencies in hard rock formations. By employing Pulse Wave™ technology, the client saved over 30% on the cost of consumables, in addition to reduced rig time. The HERO® Hard Rock energetics created communication across each perforating interval, enabling the operator to establish the desired injection rate, which was double that of similar wells completed using conventional wireline perforating technologies.

Liquidity, Free Cash Flow and Dividend

Core continues to focus on maximizing FCF, a non-GAAP financial measure defined as cash from operations less capital expenditures. For the fourth quarter of 2022, cash from operations was $13,200,000 and capital expenditures were $2,000,000, yielding FCF of $11,200,000. Core’s free cash will continue to be returned to its shareholders through the Company’s regular quarterly dividend as well as being focused towards reducing long-term debt.

During the fourth quarter of 2022, Core’s net debt was reduced by $11,700,000, which also reduced the Company’s leverage ratio to 2.29 as of 31 December 2022, down from 2.42 at the end of third quarter of 2022. The Company will continue applying free cash towards reducing debt until the Company reaches its target leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) of 1.5 times or lower.

On 26 October 2022, Core’s Board of Supervisory Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on 28 November 2022 to shareholders of record on 7 November 2022. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 1 February 2023, the Board approved a cash dividend of $0.01 per share of common stock payable on 6 March 2023 to shareholders of record on 13 February 2023. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promotes capital efficiency and is designed to produce more predictable and superior long-term ROIC.

The Board has established an internal performance metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total return to shareholders. Bloomberg’s calculations using the latest comparable data available indicate Core Lab's ROIC improved to 7.2%.

Industry and Core Lab Outlook and Guidance

Looking forward into 2023, Core sees crude-oil macro fundamentals continuing to support a multi-year recovery cycle for the oil and gas industry. Crude-oil demand for 2023, as forecast by the International Energy Agency in January 2023, is projected to increase by 1.9 million barrels per day (“mbpd”) to a record 101.7 mbpd as consumption in China grows along with the reopening of its economy. As crude-oil demand is projected to exceed pre-COVID levels, crude-oil supply is projected to tighten. Production growth continues to face constraints due to prolonged underinvestment in many regions around the globe and the natural decline of production from existing fields. As a result, Core Lab expects operators to expand their upstream spending plans for 2023 by mid-teens compared to 2022. This supports Core's outlook for continued improvement in international onshore and offshore activity, with projects emerging and underway, most notably across the Middle East, Latin America and West Africa regions.

Turning to the U.S., Core sees similar challenges with crude-oil supply which should require increased spending by operators to grow and replace production. While operators remain focused on capital discipline, 2023 forecasts indicate their U.S. upstream spending will increase approximately 15% year-over-year.

As customary, Core expects typical sequential seasonal industry patterns will cause activity in the first quarter of 2023 to decline in some regions. As such, Core anticipates Reservoir Description first quarter 2023 revenue to be down low to mid-single digits, sequentially. Continued volatility with crude-oil trading patterns may impact Core’s Reservoir Description segment’s international growth within its Russian, Ukrainian and European operations. Production Enhancement segment revenue is estimated to be up mid-single digits as U.S. land activity is projected to recover from normal seasonal declines experienced at year-end.

Core projects first quarter 2023 revenue to range from $125,000,000 to $129,000,000 and operating income of $11,500,000 to $14,500,000, yielding operating margins of approximately 10%. EPS for the first quarter of 2023 is expected to be $0.14 to $0.19.

The Company’s first quarter 2023 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. First quarter 2023 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's fourth quarter 2022 earnings announcement. The call will begin at 7:30 a.m. CST / 2:30 p.m. CET on Thursday, 2 February 2023. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments, including the Redomestication of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the ability to achieve the benefits of the Redomestication, international markets, international political climates, including the Russia-Ukraine geopolitical conflict, public health crises, such as the COVID-19 pandemic, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarter Ended			% Variance
	December 31, 2022	September 30, 2022	December 31, 2021	vs. Q3-2022	vs. Q4-2021
REVENUE	$127,571	$125,966	$125,139	1.3%	1.9%

OPERATING EXPENSES:
Costs of services and product sales	99,816	98,930	96,987	0.9%	2.9%
General and administrative expense	8,724	10,001	10,927	(12.8)%	(20.2)%
Depreciation and amortization	4,073	4,171	4,398	(2.3)%	(7.4)%
Other (income) expense, net	(660)	(1,781)	(1,373)	NM	NM
Total operating expenses	111,953	111,321	110,939	0.6%	0.9%

OPERATING INCOME (LOSS)	15,618	14,645	14,200	6.6%	10.0%
Interest expense	3,081	3,138	2,590	(1.8)%	19.0%
Income (loss) from continuing operations before income taxes	12,537	11,507	11,610	9.0%	8.0%
Income tax expense (benefit)	5,847	3,856	8,823	51.6%	(33.7)%
Income (loss) from continuing operations	6,690	7,651	2,787	(12.6)%	140.0%
Net income (loss)	6,690	7,651	2,787	(12.6)%	140.0%
Net income (loss) attributable to non- controlling interest	(61)	127	99	NM	NM
Net income (loss) attributable to Core Laboratories N.V.	$6,751	$7,524	$2,688	(10.3)%	151.2%

Diluted earnings (loss) per share from continuing operations	$0.14	$0.16	$0.06	(12.5)%	133.3%

Diluted earnings (loss) per share attributable to Core Laboratories N.V.	$0.14	$0.16	$0.06	(12.5)%	133.3%

Diluted weighted average common shares outstanding	46,826	47,012	46,927	(0.4)%	(0.2)%

Effective tax rate	47%	34%	76%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$78,124	$78,996	$80,097	(1.1)%	(2.5)%
Production Enhancement	49,447	46,970	45,042	5.3%	9.8%
Total	$127,571	$125,966	$125,139	1.3%	1.9%

Operating income (loss):
Reservoir Description	$6,817	$9,798	$7,216	(30.4)%	(5.5)%
Production Enhancement	7,904	4,417	6,993	78.9%	13.0%
Corporate and Other	897	430	(9)	NM	NM
Total	$15,618	$14,645	$14,200	6.6%	10.0%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Year Ended December 31,		% Variance
	2022	2021
REVENUE	$489,735	$470,252	4.1%

OPERATING EXPENSES:
Costs of services and product sales	393,655	367,896	7.0%
General and administrative expense	38,117	44,173	(13.7)%
Depreciation and amortization	17,161	18,516	(7.3)%
Other (income) expense, net	(722)	(5,595)	NM
Total operating expenses	448,211	424,990	5.5%

OPERATING INCOME (LOSS)	41,524	45,262	(8.3)%
Interest expense	11,570	9,152	26.4%
Income (loss) from continuing operations before income taxes	29,954	36,110	(17.0)%
Income tax expense (benefit)	10,296	15,891	(35.2)%
Income (loss) from continuing operations	19,658	20,219	(2.8)%
Net income (loss)	19,658	20,219	(2.8)%
Net income (loss) attributable to non-controlling interest	205	492	NM
Net income (loss) attributable to Core Laboratories N.V.	$19,453	$19,727	(1.4)%

Diluted earnings (loss) per share from continuing operations	$0.42	$0.43	(2.3)%

Diluted earnings (loss) per share attributable to Core Laboratories N.V.	$0.42	$0.42	—%

Diluted weighted average common shares outstanding	46,813	46,690	0.3%

Effective tax rate	34%	44%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$307,691	$313,609	(1.9)%
Production Enhancement	182,044	156,643	16.2%
Total	$489,735	$470,252	4.1%

Operating income (loss):
Reservoir Description	$22,902	$28,958	(20.9)%
Production Enhancement	16,351	15,163	7.8%
Corporate and Other	2,271	1,141	99.0%
Total	$41,524	$45,262	(8.3)%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

				% Variance
ASSETS:	December 31, 2022	September 30, 2022	December 31, 2021	vs. Q3-2022	vs. Q4-2021

Cash and cash equivalents	$15,428	$13,732	$17,703	12.4%	(12.9)%
Accounts receivable, net	106,913	100,195	96,830	6.7%	10.4%
Inventories	60,445	54,795	45,443	10.3%	33.0%
Other current assets	28,916	26,493	29,079	9.1%	(0.6)%
Total current assets	211,702	195,215	189,055	8.4%	12.0%

Property, plant and equipment, net	105,028	107,252	110,952	(2.1)%	(5.3)%
Right of use assets	52,379	56,589	61,387	(7.4)%	(14.7)%
Intangibles, goodwill and other long-term assets, net	209,245	211,134	219,459	(0.9)%	(4.7)%
Total assets	$578,354	$570,190	$580,853	1.4%	(0.4)%

LIABILITIES AND EQUITY:

Accounts payable	$45,847	$34,343	$29,726	33.5%	54.2%
Operating lease liabilities	11,699	11,472	12,342	2.0%	(5.2)%
Other current liabilities	45,589	41,544	48,714	9.7%	(6.4)%
Total current liabilities	103,135	87,359	90,782	18.1%	13.6%

Long-term debt, net	172,386	182,677	188,636	(5.6)%	(8.6)%
Long-term operating lease liabilities	38,305	41,975	49,286	(8.7)%	(22.3)%
Other long-term liabilities	75,574	74,886	91,148	0.9%	(17.1)%

Total equity	188,954	183,293	161,001	3.1%	17.4%
Total liabilities and equity	$578,354	$570,190	$580,853	1.4%	(0.4)%

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$19,658	$20,219
Income (loss) from discontinued operations, net of income taxes	—	—
Net income (loss)	19,658	20,219
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	7,756	19,093
Depreciation and amortization	17,161	18,516
Deferred income taxes	433	6,012
Gain on sale of business	—	(1,012)
Accounts receivable	(10,078)	(13,522)
Inventories	(14,860)	(4,547)
Accounts payable	15,374	6,568
Other adjustments to net income (loss)	(10,488)	(14,748)
Net cash provided by operating activities	24,956	36,579

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,216)	(13,539)
Proceeds from insurance recovery	583	726
Other investing activities	5,777	2,590
Net cash used in investing activities	(3,856)	(10,223)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(131,000)	(226,000)
Proceeds from long-term debt	116,000	155,000
Proceeds from issuance of common shares	—	60,000
Transaction costs on equity distribution program	(411)	(861)
Dividends paid	(1,853)	(1,834)
Repurchase of common shares	(3,903)	(8,256)
Other financing activities	(2,208)	(508)
Net cash used in financing activities	(23,375)	(22,459)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,275)	3,897
CASH AND CASH EQUIVALENTS, beginning of year	17,703	13,806
CASH AND CASH EQUIVALENTS, end of year	$15,428	$17,703

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income (Loss), Income (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations

(In thousands, except per share data)

(Unaudited)

	Operating Income (Loss)
	Quarter Ended
	December 31, 2022	September 30, 2022	December 31, 2021
GAAP reported	$15,618	$14,645	$14,200
Stock compensation (1)	(1,868)	—	—
Redomestication costs	246	—	—
Foreign exchange losses (gains)	691	(1,303)	(32)
Excluding specific items	$14,687	$13,342	$14,168

	Income (Loss) from Continuing Operations
	Quarter Ended
	December 31, 2022	September 30, 2022	December 31, 2021
GAAP reported	$6,690	$7,651	$2,787
Stock compensation (1)	(1,494)	—	—
Redomestication costs	197	—	—
Foreign exchange losses (gains)	552	(1,043)	(26)
Debt issuance costs write off (3)	—	171	—
Impact of higher (lower) tax rate (4)	3,341	1,553	6,501
Excluding specific items	$9,286	$8,332	$9,262

	Diluted Earnings (Loss) Per Share from Continuing Operations
	Quarter Ended			Year ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022
GAAP reported	$0.14	$0.16	$0.06	$0.42
Stock compensation (1), (2)	(0.03)	—	—	(0.01)
Severance and other charges	—	—	—	0.06
Bad debt	—	—	—	0.01
Foreign exchange losses (gains)	0.02	(0.01)	—	0.01
Impact of higher (lower) tax rate (4)	0.07	0.03	0.14	0.08
Excluding specific items	$0.20	$0.18	$0.20	$0.57

(1) Quarter ended December 31, 2022 includes non-cash adjustment of stock compensation expense associated with certain performance share awards that vested during the quarter.

(2) The year ended December 31, 2022 includes non-cash adjustment of stock compensation expense for shares that were granted but did not vest. The period also includes stock compensation expense recognized pursuant to FASB ASC 718 "Stock Compensation"
      associated with employees reaching eligible retirement age, which is nondeductible or partially deductible for tax purposes.

(3) Quarter ended September 30, 2022 includes debt issuance costs written off upon renewal of the credit facility.
(4) Includes adjustments to reflect tax expense at a normalized rate of 20%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income (Loss) from Continuing Operations
	Quarter Ended December 31, 2022
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$6,817	$7,904	$897
Stock compensation (1)	(1,250)	(618)	—
Redomestication costs	156	90	—
Foreign exchange losses (gains)	321	309	61
Excluding specific items	$6,044	$7,685	$958

(1) Quarter ended December 31, 2022 includes non-cash adjustment of stock compensation expense associated with certain performance share awards that vested during the quarter.

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal performance metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 7.2% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $26.8 million divided by Average Total Invested Capital ("Average TIC") of $372.9 million where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and tax effect on income before interest and tax expense. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes, and income taxes payable.

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

	Quarter Ended	Year Ended
	December 31, 2022	December 31, 2022
Net cash provided by operating activities	$13,211	$24,956
Capital expenditures	(2,021)	(10,216)
Free cash flow	$11,190	$14,740

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